Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made this 7th day of December, 2009 by and between FIRST UNITED CORPORATION, a Maryland corporation, and FIRST UNITED BANK & TRUST, a Maryland-chartered trust company (First United Corporation and First United Bank & Trust are collectively referred to herein as the “Company”), and ROBERT W. KURTZ (“Consultant”).  The Company and the Consultant are each sometimes referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”.

Background

For 37 years, Consultant has been actively engaged in the management of the Company, most recently as the President and Chief Risk Officer of the Company.  The Consultant is retiring from employment with the Company effective December 15, 2009.  After his retirement, beginning in 2010, the Company desires to engage Consultant to assist the Company in ensuring a smooth transition in the management of the Company, and Consultant desires to provide such assistance, on the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

1. Engagement; Acceptance.  On the Effective Date (as defined below), the Company hereby engages Consultant to provide consulting services to the Company, and Consultant hereby accepts such engagement by the Company, on the terms and conditions hereinafter set forth.

2. Term and Services.

2.1 Commencing on January 1, 2010 (the “Effective Date”) and continuing until April 30, 2010, the Consultant shall provide such advice to the Company as the Company may reasonably request from time to time for the purpose of assuring a smooth transition of certain management functions the Company to other management personnel, subject to the conditions set forth in this Section 2.

2.2 Consultant shall not be required to devote a minimum amount of time to the performance of Consultant’s duties hereunder and the performance of such duties will be consistent with the other commitments that Consultant has from time to time.  In no event will the number of hours of service rendered by Consultant under this Agreement approach or exceed the maximum number of hours that Consultant may provide services to the Company without impairing the separation from service which will result from the Consultant’s retirement from the Company.  The Parties acknowledge that that limit is 20% of the average hours that Consultant worked for the Company during the 36 months prior to the Consultant’s retirement from the Company.

2.3 The Company shall give Consultant reasonable advance notice of its request for services hereunder, and Consultant shall use reasonable efforts to provide the requested services in the timeframe requested by the Company.

2.4 Under no circumstances shall Consultant be deemed an employee or partner of the Company while this Agreement is in effect, nor shall Consultant be authorized to bind the Company to any agreement or commitment in performing duties hereunder.

3. Consulting Fee; Expense Reimbursement.

3.1 First United Corporation, for itself and for First United Bank & Trust, shall pay Consultant, for being available to render services under this Agreement and for all services which Consultant renders or may render under this Agreement, a consulting fee in the amount of Twenty-Two Thousand Five Hundred Dollars ($22,500.00) (the “Fee”), which shall be paid in one lump sum on January 4, 2010.

3.2 The Company will reimburse Consultant for reasonable expenses incurred at the Company’s request in connection with the performance of Consultant’s services hereunder.

4. Taxes.

4.1 Consultant is solely responsible for, and shall pay and discharge when due, any and all federal, state and local taxes levied on or measured by any and all of the Fee paid by the Company to Consultant under this Agreement.  Consultant will properly file before the due date therefor, any and all federal, state and local tax returns relating to any of such Fee, in accordance with all applicable laws, rules and regulations.

4.2 Consultant shall provide to the Company, promptly on request, written certification that Consultant has paid all taxes due with respect to the Fee, which certification shall include a copy of Consultant’s Schedule C or other appropriate tax form or schedule reflecting the Fee (or applicable portion thereof).  If the Company’s tax return for any year is audited or contested, Consultant shall provide to the Company, promptly on request, a true and complete copy of each such tax return that may be relevant to such audit or contest; provided that the Company shall maintain the same in confidence except as necessary to respond to such audit or contest.

4.3 Consultant shall indemnify and defend the Company and its shareholders, partners, directors, officers, employees, agents and affiliates and hold them harmless from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, reasonable attorneys’ fees) suffered or incurred by any of them directly or indirectly in connection with any of such taxes.

5. No Other Benefits.  This Agreement shall not entitle Consultant to any rights or benefits afforded to the Company’s employees, or to participate in any medical, dental or other health plan, disability insurance, unemployment insurance, worker’s compensation, pension plan, profit-sharing plan or life insurance plan that the Company may have heretofore adopted or maintained or may hereafter adopt or maintain.  Consultant shall not be entitled to receive from the Company any sick pay or vacation pay.  Consultant is responsible for providing, at Consultant’s own expense, worker’s compensation and any other required insurance, as well as all licenses and permits, necessary for Consultant to perform services hereunder.

6. Confidential Information

6.1 Consultant acknowledges and agrees that Consultant has had and will have access to, and has and will become acquainted with, various trade secrets and other proprietary and confidential information of the Company, its subsidiaries and its other affiliates (“Confidential Information”).  For this purpose, “Confidential Information” means and includes any and all of the following now or hereafter owned by the Company, its subsidiaries and/or its other affiliates (as used in the remainder of this Section 6, the term “Company” means First United Corporation, First United Bank & Trust, and their subsidiaries and affiliates):  financial and operating data and other proprietary and confidential information; marketing data; equipment; devices; patterns; electronically recordable data or concepts; computer programs, software and hardware; software and hardware enhancements, modifications and improvements; databases; mask works; inventions; designs; formulas; processes; compilations of information; books; papers; records; documents; files; specifications; names, addresses, names of agents and employees, buying habits, practices and needs (and the Company’s assessment thereof) of the Company’s existing and potential customers, marketing data and methods, operating practices and related data and information; prices the Company obtains or has obtained or at which it sells, has sold or intends to sell its products or services; information relevant to pricing or bidding, including methods or procedures for preparing bids; information regarding the financial condition of the Company; compensation paid to the Company’s consultants and employees and other terms of engagement or employment; names, addresses, practices, methods and other information regarding the Company’s existing and potential joint venture partners, licensees, licensors, vendors and suppliers; and any of the foregoing that may have been or may be conceived, originated, discovered or developed by the Company or Consultant or any other consultants or employees of the Company while engaged or employed by the Company or on the basis of or using any Confidential Information.

6.2 Consultant acknowledges and agrees that the Confidential Information is regularly used or contemplated to be used in the business of the Company, is owned by the Company and is held in strict confidence by the Company and that Consultant will regard and protect the Confidential Information as trade secrets and confidential information owned by the Company.  Nevertheless, “Confidential Information” excludes any of the foregoing (a) that is now publicly known or hereafter becomes publicly known without any breach of a duty of confidentiality, (b) that an authorized executive officer of the Company has authorized for public dissemination, (c) that is or hereafter becomes known to or possessed by Consultant other than through either disclosure or delivery by the Company or the performance of services to the Company at any time before, on or after the date hereof, or (d) that is hereafter learned or obtained by Consultant from sources having no duty of confidentiality.

6.3 Consultant represents, warrants and agrees that, except as required by the Company in the course of Consultant’s engagement with the Company, Consultant will not at any time, whether during or after Consultant’s engagement by the Company, without the specific written consent of the Company in the particular case, directly or indirectly use or authorize others to use, or disclose or communicate to any person or entity, any Confidential Information, for any purpose.  Consultant further agrees that Consultant will immediately and fully inform the Company of any actual or suspected disclosure to or use by any third party of any Confidential Information of which Consultant gains knowledge.

7. Notices.  Any notice, consent, demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given and received when delivered personally, two business days after being deposited for next-day delivery with a nationally recognized overnight delivery service, or three days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Consultant, at Consultant’s address set forth following Consultant’s signature below.  Either Party may change such address from time to time by notice hereunder to the other.

8. Governing Law.  This Agreement and the transactions contemplated hereby, and all disputes between the Parties under or relating to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and this Agreement shall be construed and interpreted in accordance with, the laws of the State of Maryland, without reference to conflict of laws principles.

9. Assignment.  Consultant shall not assign this Agreement or any rights hereunder or delegate any duties hereunder without the prior consent of the Company, and any attempted or purported assignment or delegation by Consultant without the Company’s consent shall be void.  This Agreement shall otherwise bind and inure to the benefit of the Parties hereto and their respective successors and assigns.

10. Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

11. Entire Agreement.  This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements, whether written or oral, between the Parties, regarding the subject matter of this Agreement.  This Agreement may not be amended or modified except by a written instrument signed by both Parties.

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IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of the date first above written.

CONSULTANT:	THE COMPANY:

/s/Robert W. Kurtz	FIRST UNITED CORPORATION
Robert W. Kurtz
By: /s/ William B. Grant
Address:	William B. Grant, Chairman/CEO

FIRST UNITED BANK & TRUST

By: /s/ William B. Grant
William B. Grant, Chairman/CEO